Armstrong, Teasdale, Schlafly & Davis
               A Partnership Including Professional Corporations
                            Attorneys and Counselors
                      One Metropolitan Square, Suite 2600
                        St. Louis, Missouri  63102-2740
                                 (314) 621-5070
                              Fax: (314) 621-5065
                                                          Kansas City, Missouri
                                                           Belleville, Illinois
                                                                 Olathe, Kansas

                                 April 15, 1997

Board of Directors
Spartech Corporation
7733 Forsyth, Suite 1450
Clayton, Missouri   63105

Gentlemen:

     In our capacity as counsel for Spartech Corporation, a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-3, File No. 333-24527, (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on April 4, 1997 relating to up to 1,340,000 shares of common stock, par value $.75 per share (the "Company Common Stock"), which are subject to issuance by the Company pursuant to that certain Amended Restricted Stock Option Agreement dated February 18, 1997 between the Company and Lawrence M. Powers (the "Option") and which, following such issuance pursuant to the Option, will be offered by the Selling Security Holders named in the Registration Statement. In this connection, we have examined such records, documents and proceedings as we deem relevant and necessary as a basis for the opinion expressed herein.

     Upon the basis of and in reliance on the foregoing, we are of the opinion that, when issued upon and subject to the terms of the Option, the shares of Company Common Stock referred to above will have been duly and validly authorized and issued and will be fully paid and non-assessable.

     We hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                              Very truly yours,

                              s/ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS